August 26, 2013

Securities and Exchange Commission 450 Fifth Street, NW Washington, D.C. 20549

Re: Mount Knowledge Holdings, Inc.

We have read the statements made by Mount Knowledge Holdings, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated August  26, 2013. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ MaloneBailey, LLP